Exhibit 99.3

SECOND AMENDMENT

TO THE

HEALTH NET, INC. 401(k) SAVINGS PLAN

(As Amended and Restated effective January 1, 2008)

WHEREAS, Health Net, Inc. (the “Company”) heretofore has adopted and maintains the Health Net, Inc. 401(k) Savings Plan (the “Plan”) for the benefit of its eligible employees of the Company and certain of its affiliates; and

WHEREAS, the Company desires to amend the Plan to comply with the requirements of the Worker, Retiree, and Employer Recovery Act of 2008, to provide for the treatment of a domestic partner of a participant as a spouse of the participant in certain respects, and to make a clarifying change regarding the distribution of participant benefit statements.

NOW, THEREFORE, pursuant to the power of amendment contained in Section 15.1 of the Plan, the Plan is hereby amended, effective as of the dates set forth below:

1. Effective as of April 1, 2011, Article 2 of the Plan is hereby amended to add a new paragraph (13A) immediately following paragraph (13) thereof to read as follows:

(13A) Domestic Partner. (a) a same sex individual married to a Participant under the state laws applicable to such Participant at the time of such marriage, (b) the civil union of an individual who is the same sex or opposite sex of a Participant under the state laws applicable to such Participant at the time of such civil union, or (c) a registered domestic partner who is the same sex or opposite sex of a Participant under the state laws applicable to such Participant at the time of such registration. No Participant may simultaneously have a Spouse and a Domestic Partner. In the event of such a conflict, the Participant will be deemed to have a Spouse and not to have a Domestic Partner to the extent required by federal law. However, if federal law does not require that the Plan recognize the Spouse only, then the Plan will recognize the person who first entered into a valid relationship with the Participant, provided such relationship has not been dissolved.

2. Effective as of January 1, 2009, Section 5.1 of the Plan is hereby amended by restating subsection (iv) thereof to read as follows:

(iv) to the extent such distribution is required under Section 401(a)(9) of the Code, other than any amount described in Section 8.9(a)(iii);

3. Effective as of January 1, 2008, Section 7.3 of the Plan is hereby amended by restating the second paragraph thereof in its entirety to read as follows:

The value of a Participant’s Plan accounts as of any Valuation Date shall be the sum of the values of his or her investment subaccounts in each of the Participant’s Profit Sharing Account, Salary Deferral Contributions Account, Matching Contributions Accounts, Rollover Account, After-Tax Account, Qualified Nonelective Contributions Account and Qualified Matching Contributions Account. The Committee shall furnish to each Participant a statement setting forth the balances in the Plan accounts of such Participant in accordance with the requirements of ERISA and subsequent regulations.

4. Effective as of April 1, 2011, Section 8.2 of the Plan is hereby amended by adding a new paragraph (H) to the end of subsection 8.2(c)(1) thereof to read as follows:

(H) any other payments of expenses incurred under paragraphs (A) or (C) above with respect to a Domestic Partner which the 401(k) Administrator determines, based on all the relevant facts and circumstances, to be an immediate and heavy financial need under such paragraphs.

5. Effective as of April 1, 2011, Section 8.6 of the Plan is hereby amended in its entirety to read as follows:

Section 8.6 Designation of Beneficiary.

(a) Each Participant shall have the right to designate a Beneficiary or Beneficiaries (who may be designated contingently or successively and that may be an entity other than a natural person) to receive any distribution to be made under Section 8.4 upon the death of such Participant or, in the case of a Participant who dies subsequent to termination of his or her employment but prior to the distribution of the entire amount to which such Participant is entitled under the Plan, any undistributed balance to which such Participant would have been entitled. However, if the Participant was married through the one year period ending on the date of the Participant’s death, then such designation or change thereof will only be effective if the Spouse during such period gave written consent to such designation (or change thereof), acknowledging the effect of such consent and witnessed by a notary public or a Plan representative, or it is established to the satisfaction of the Committee that such consent could not be obtained because the Participant’s Spouse cannot be located or such other circumstances as may be prescribed in Regulations. Subject to the preceding sentence, a Participant may from time to time, without the consent of any Beneficiary, change or cancel any such designation. Such designation and each change therein shall be made in the form prescribed by the Committee and shall be filed with the Committee.

(b) For purposes of this Section 8.6 only and except as provided in Article 2, paragraph 13(A), the term “Spouse” shall include (i) a Domestic Partner, and (ii) an individual who is designated by a Participant as such Participant’s life partner and satisfies the conditions established by the Committee to be considered the life partner of a Participant. The designation of a life partner and any changes thereto shall be made in the form and in the time and manner prescribed by the Committee and shall be filed with the Committee. To the extent the Spouse under this Section is a Domestic Partner or life partner, the terms “marriage” and “divorce” used in this subsection shall be interpreted as referring to creating or dissolving such relationship.

(c) If (i) no Beneficiary has been named by a deceased Participant, (ii) such designation is not effective pursuant to the proviso contained in the first sentence of subsection (a), or (iii) the designated Beneficiary has predeceased the Participant, any undistributed balance of the deceased Participant’s account shall be distributed by the Trustee at the direction of the Committee (A) to the surviving Spouse of such deceased

Participant, if any, or (B) if there is no surviving Spouse, to the then living children, if any, of the Participant in equal shares, or (C) if there are no such children, to the executor or administrator of the estate of such deceased Participant.

(d) The marriage of a Participant shall be deemed to automatically revoke any prior designation of a Beneficiary made by him or her. If a Participant designates his/her Spouse as Beneficiary and subsequently becomes divorced from that Spouse, the designation of the Spouse as Beneficiary under the Plan is automatically rescinded unless either (i) specifically provided otherwise under a “qualified domestic relations order” as defined in Section 414(p) of the Code, or (b) the Participant enters into a new designation naming the former Spouse as Beneficiary.

(e) If, within a period of three years following the death or other termination of employment of any Participant, the Committee, in the exercise of reasonable diligence, has been unable to locate the person or persons entitled to benefits under this Article 8, the rights of such person or persons shall be forfeited, provided, however, that the Plan shall reinstate and pay to such person or persons the amount of the benefits so forfeited upon a claim for such benefits made by such person or persons. The amount to be so reinstated shall be obtained from the total amount that shall have been forfeited pursuant to this Section 8.6 during the Plan Year that the claim for such forfeited benefit is made. If the amount to be reinstated exceeds the amount of such forfeitures, the Employer in respect of whose Employee the claim for forfeited benefit is made shall make a contribution in an amount equal to the remainder of such excess. Any such contribution shall be made without regard to whether or not the limitations set forth in Section 4.6 will be exceeded by such contribution.

6. Effective as of January 1, 2009, Section 8.9 of the Plan is hereby amended by adding new subsection (a)(iii) thereof to read as follows:

(iii) Waiver of 2009 RMDs. Notwithstanding the foregoing, unless otherwise elected by the Participant or Beneficiary, there shall be no required minimum distributions for 2009 under Section 401(a)(9) of the Code as mandated by the Worker, Retiree, and Employer Recovery Act of 2008.

7. Effective as of January 1, 2009, Section 8.9 of the Plan is further amended by restating sub section (b)(ii)3 thereof in its entirety to read as follows:

3 If there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary (determined without regard to calendar year 2009) of the Participant’s death.

8. Effective as of January 1, 2009, Section 8.9 of the Plan is further amended by restating subsection (d)(2)B thereof in its entirety to read as follows:

B No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary (determined without regard to calendar year 2009) of the Participant’s death.

9. Effective as of April 1, 2011, Section 13.2 of the Plan is hereby amended by restating subsection (a) thereof to read in its entirety as follows:

(a) In General. It is a condition of the Plan, and all rights of each Participant and Beneficiary shall be subject thereto, that no right or interest of any Participant or Beneficiary in the Plan shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge or bankruptcy, but excluding devolution by death or mental incompetency, and no right or interest of any Participant or Beneficiary in the Plan shall be liable for, or subject to, any obligation or liability of such Participant or Beneficiary, including claims of a life partner and claims for alimony or the support of any Spouse or Domestic Partner except as provided below.

IN WITNESS WHEREOF, Health Net, Inc. has caused this instrument to be executed by its duly authorized officer this 8th day of March, 2011.

HEALTH NET, INC.

By:	/s/ Karin D. Mayhew
Karin D. Mayhew

Its:	Senior Vice President,
Organization Effectiveness

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